UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT PURSUANT
TO SECTION 13 OR 15(D) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported) August 14, 2006

Stellar Technologies, Inc.
(Exact Name of Registrant as Specified in Its Charter)

Colorado
(State or Other Jurisdiction of Incorporation)

000-33099	84-1553046
(Commission File Number)	(IRS Employer Identification No.)

7935 Airport Pulling Road, Suite 201 Naples, FL	34109
(Address of Principal Executive Offices)	(Zip Code)

(239) 592-1816
(Registrant’s Telephone Number, Including Area Code)

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 1 – Registrant’s Business and Operations

Item 1.01 Entry into a Material Definitive Agreement.

The information provided in Item 3.02 regarding the issuance of the convertible preferred stock and warrants is hereby incorporated by reference.

Section 3 – Securities And Trading Markets

Item 3.02 Unregistered Sales of Equity Securities.

Between July 31 and August 17, 2006, pursuant to a series of securities purchase agreements, we sold shares of our Series B Convertible Preferred Stock convertible into 4,400,000 shares of common stock and warrants to purchase an additional 2,200,000 shares of common stock for aggregate gross cash proceeds of $660,000. The securities were sold in units consisting of one (1) share of Series B Convertible Preferred Stock (the “Series B Shares”) and a warrant to purchase fifty (50) shares of common stock at a purchase price of $15.00 per unit. The foregoing securities were issued in an offering (the “Private Offering”) solely to accredited investors of up $3,300,000 of units consisting of 220,000 Series B Shares convertible into an aggregate of 22,000,000 shares of common stock and warrants to purchase up to an aggregate of 11,000,000 shares of common stock. We have reserved the right to offer and sell additional units for an aggregate purchase price in excess of $3,300,000 to cover any over-allotments.

The Series B Shares have an original issue price of $15.00 per share and are convertible at any time at the option of the holder into shares of common stock at a conversion price of $0.15 per share. Accordingly, each Series B Share is initially convertible into 100 shares of common stock. The Series B Shares automatically convert into shares of common stock in the event that (i) the average closing price of our common stock over 20 consecutive trading days equals or exceeds $0.75 per share; and (ii) the shares of common stock issuable upon conversion of the Series B Shares are either subject to an effective registration statement permitting the public resale of such shares under the Securities Act of 1933, as amended (the “Securities Act”), or transferable pursuant to Rule 144(k) promulgated under the Securities Act. The conversion price will be adjusted for stock splits, combinations, recapitalizations and stock dividends. In the event of a consolidation or merger in which we are not the surviving corporation, lawful provision shall be made so that upon conversion of the Series B Shares the holder shall be entitled to receive the number of shares of stock or other securities or property of the successor entity that such holder would have been entitled to receive if the Series B Shares had been converted immediately prior to such transaction.

Each warrant is immediately exercisable into fifty (50) shares of common stock at an exercise price of $0.40 per share for a term of three years. The exercise price of the warrants will be adjusted for stock splits, combinations, recapitalizations and stock dividends. In the event of a consolidation or merger in which we are not the surviving corporation (other than a merger with a wholly owned subsidiary for the purpose of incorporating the Company in a different jurisdiction), all holders of the warrants shall be given at least fifteen (15) days notice of such transaction and shall be permitted to exercise the warrants during such fifteen (15) day period. Upon expiration of such fifteen (15) day period, the warrants shall terminate.

The units were sold in a private placement transaction to a limited number of accredited investors pursuant to the exemption from registration provided by Section 4(2) of the Securities Act and Rule 506 of Regulation D thereunder. We paid aggregate placement agent fees of $52,800 to certain broker-dealers registered under the Securities Exchange Act of 1934, as amended, and members of the National Association of Securities Dealers, Inc. We also issued warrants to the placement agents to purchase 352,000 shares of common stock (equal to 8% of the shares issuable upon conversion of the preferred stock included in the units) at an exercise price of $0.40 per share. The other material terms of these warrants are identical to the terms of the warrants issued to investors in the Private Offering and described above.

We have agreed to include the shares of common stock issuable upon conversion of the Series B Shares and exercise of the warrants sold in the Private Offering in any registration statement we file under the Securities Act (excluding registration statements on SEC Forms S-4, S-8 or any similar or successor forms) in order to permit the public resale of such shares.

As previously reported in our Current Reports on Form 8-K dated May 12, 2006 and June 8, 2006, between May 8, 2006 and June 2, 2006, we sold 80,000 units for aggregate gross cash proceeds of $1,200,000 in a private offering solely to a limited number of accredited investors who are not “U.S. persons” pursuant to the exemption from registration provided by Rules 901 and 903 of Regulation S under the Securities Act (the “Non US Private Offering”). After giving affect to the forgoing, we have sold an aggregate of 124,00 units for aggregate gross cash proceeds of $1,860,000 in the Private Offering and Non US Private Offering which are continuing.

The descriptions of the securities purchase agreements, the Series B Shares and the warrants set forth above are qualified in their entirety by reference to a copies of such agreements filed as exhibits to this report and incorporated herein by this reference.

Item 9.01 Financial Statements and Exhibits.

(c) Exhibits. The following exhibits are filed with this report:

Exhibit No.	Description of Exhibit

10.1	Form of Securities Purchase Agreement by and between the Company and Purchasers of Units consisting of Series B Convertible Preferred Stock and Warrants.

10.2	Form of Warrant issued to Purchasers of Units and placement agents in Unit Offering consisting of Series B Convertible Preferred Stock and Warrants.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Stellar Technologies, Inc.

Date: August 18, 2006	By:	/s/ John E. Baker
John E. Baker Chief Financial Officer